Exhibit 21.1

List of Subsidiaries

The Following are the Registrant and its Chinese subsidiaries

Registrant (Cayman Islands):

Recon Technology, Ltd

Subsidiary (Hong Kong):

Recon Technology Co., Limited

Subsidiary (PRC):

Recon Technology (Jining) Co., Ltd.